Exhibit 99.1

                MemberWorks Reports Fiscal 2003 Fourth
              Quarter and Fiscal Year Financial Results


    STAMFORD, Conn.--(BUSINESS WIRE)--July 29, 2003--MemberWorks
Incorporated (Nasdaq:MBRS):

    -- Reported revenues were $119.2 million versus guidance of $117.0 million to $119.0 million.
    -- Earnings per share was $0.41 versus guidance of $0.30 to $0.34.
    -- Operating cash flow before changes in assets and liabilities was $13.3 million versus guidance of $13.0 million to $15.0 million.

    MemberWorks Incorporated (Nasdaq:MBRS), a leading provider of consumer and membership services through affinity marketing and online channels, announced today its financial results for the fiscal 2003 fourth quarter.
    The Company reported revenues of $119.2 million, an increase of 13% from $105.2 million reported in the fiscal 2002 fourth quarter, and an increase of 0.5% from $118.6 million reported in the fiscal 2003 third quarter.
    Net income for the current quarter was $5.2 million, or $0.41 per diluted share, versus net income of $2.2 million, or $0.16 per diluted share, for last year's fourth fiscal quarter. Net income for the fiscal 2003 fourth quarter included a tax provision based on an effective rate of 40% while the prior year did not include a tax provision due to the availability of previous years' net operating loss carryforwards against which the Company had carried a full valuation allowance.
    The fourth quarter of fiscal 2002 included a $2.3 million charge related to an investment in marketable securities and a $0.7 million income tax benefit related to a change in the tax law.
    Net income excluding the items discussed above from the prior year and excluding the $3.5 million tax provision recorded in the fourth quarter of fiscal 2003 was $8.7 million, or $0.68 per diluted share, for the current fiscal year fourth quarter and $3.8 million, or $0.27 per diluted share, for the prior fiscal year fourth quarter.
    The Company reported net cash provided by operating activities of $16.8 million for the fiscal 2003 fourth quarter versus $12.6 million in last year's fourth fiscal quarter and net cash used in operating activities of $1.3 million in the fiscal 2003 third quarter. Operating cash flow before changes in assets and liabilities reported for the fiscal 2003 fourth quarter was $13.3 million compared to $14.9 million in last year's fourth fiscal quarter, and $9.9 million in the fiscal 2003 third quarter. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for a discussion of the relevance of this measure.
    Compared to previous guidance provided in April 2003, reported revenues were $119.2 million versus the guidance of $117.0 million to $119.0 million. Earnings per share was $0.41 versus guidance of $0.30 to $0.34. Operating cash flow before changes in assets and liabilities was $13.3 million versus guidance of $13.0 million to $15.0 million.
    "For MemberWorks, Q4 was another quarter of basic blocking and tackling," said Gary Johnson, President and CEO. "In the last three months, we made significant progress in growing our monthly membership base, diversifying marketing channels, expanding client relationships and improving service operations."
    "With our solid business and financial results in the fourth quarter," continued Mr. Johnson, "we closed the year with growth, cash flow and profitability ahead of or on track with earlier guidance. We believe that our business model at the end of fiscal 2003 provides a strong platform for continued future growth."

    Fiscal Year Results

    The Company reported revenues of $456.9 million in the fiscal year
2003, an increase of 7% from $427.6 million reported in the fiscal year 2002. Fiscal 2002 revenues included $9.4 million in revenue from iPlace, Inc., which was sold in the first quarter of fiscal 2002.
Excluding revenues from iPlace, Inc. from fiscal 2002, revenues would have increased 9% year over year.
    Net income for the fiscal year 2003 was $24.4 million, or $1.84 per diluted share, versus net income of $38.0 million, or $2.55 per diluted share, in the prior year period. Net income for the fiscal year 2003 included a tax provision based on an estimated effective tax rate of 40%.
    Net income for fiscal 2003 included a $19.1 million ($11.5 million after tax) gain related to the settlement of the suit against Homestore, Inc., a $1.0 million ($0.6 million after tax) charge for a purchase price adjustment related to the sale of iPlace, Inc. and a $0.2 million ($0.1 million after tax) charge for a realized loss on marketable securities.
    Net income for fiscal 2002 included a $5.9 million charge for a cumulative effect of an accounting change relating to the adoption of a new accounting standard, a $6.9 million restructuring charge and a $29.2 million gain, net of tax and minority interest, related to the sale of iPlace, Inc. in August 2001.
    The fiscal 2003 earnings also reflect the Company's fully taxable status whereas the 2002 results did not include a provision for income taxes due the availability of previous years' net operating loss carryforwards against which the Company had carried a full valuation allowance. Net income excluding the items discussed above from both periods and excluding the $16.2 million tax provision recorded in fiscal 2003 was $22.6 million, or $1.71 per diluted share, for the twelve months of 2003 and $21.6 million, or $1.45 per diluted share, for the fiscal year 2002.
    The Company reported net cash provided by operating activities of $45.6 million for fiscal 2003 versus $21.7 million in fiscal 2002. Operating cash flow before changes in assets and liabilities reported for fiscal
2003 was $48.5 million compared to $26.9 million in fiscal 2002. See the table on page 8 for a reconciliation of net cash provided by operating activities to operating cash flow before changes in assets and liabilities and for a discussion of the relevance of this measure.
    The Company also announced today that its Board of Directors authorized the repurchase of an additional 1 million shares of its Class A common stock under its ongoing stock repurchase program.
Shares may be repurchased from time to time in open market transactions. During the fiscal year 2003, MemberWorks purchased
1,993,000 shares of its common stock in the open market. Pursuant to the share repurchase program, the Company is authorized to repurchase approximately 1,979,000 additional shares as market conditions permit.
As of June 30, 2003, there were 11,721,000 shares of common stock outstanding.

    Business Outlook

    Management offers the following guidance for the year ended June
30, 2004:
    Guidance for revenues and operating cash flow before changes in assets and liabilities remains unchanged from the amounts provided in the April 29, 2003 press release. Revenues are expected to be in the range of $480 million to $495 million. Operating cash flow before changes in assets and liabilities is expected to be between $50 million and $55 million. Earnings per share guidance has increased and is expected to be in the range of $2.60 to $2.75, tax effected at 40%.

    Management offers the following guidance for the quarter ended September 30, 2003:
    Revenues are expected to be in the range of $114 million to $116 million and earnings per share is expected to range between $0.25 and $0.30. Operating cash flow before changes in assets and liabilities is expected to be in the range of $0 to $2 million.

    Management offers the following guidance for the quarter ended December 31, 2003:
    Revenues are expected to be in the range of $120 million to $124 million and earnings per share is expected to range between $0.70 and $0.75. Operating cash flow before changes in assets and liabilities is expected to be in the range of $12 million to $14 million.

    Conference Call Note:

    MemberWorks will host a conference call on Tuesday July 29, 2003, at 10:00 A.M., EST, to discuss the Company's fourth quarter results. This conference call will also be available live on the investor relations page of Company's web site at www.memberworks.com. Please go to the web site at least fifteen minutes prior to the call to register and download any necessary audio software. To listen to the conference call, please dial (877) 546-1566, approximately five to ten minutes before the scheduled start time. When prompted, state passcode "MBRS".
    For those who cannot listen to the live call, an audio replay of the call will be available approximately one hour after completion of the call until midnight on August 15, 2003. To listen to the audio replay, please call (800) 945-7814. A replay of the web cast will also be available on the Company's website beginning approximately 2 hours after the end of the call and will remain available until August 29, 2003.

    About MemberWorks

    Headquartered in Stamford, Conn., MemberWorks is a leader in bringing value to consumers by designing innovative membership programs that offer services and discounts on everyday needs in healthcare, personal finance, insurance, travel, entertainment, computing, fashion and personal security. As of June 30, 2003, 6.3 million retail members are enrolled in MemberWorks programs, gaining convenient access to thousands of service providers and vendors. MemberWorks is the trusted marketing partner of leading consumer-driven organizations and offers them effective tools to enhance their market presence, to strengthen customer affinity and to generate additional revenue.

    Any statements herein regarding the business of MemberWorks Incorporated that are not historical are "forward looking statements" that are intended to qualify for the safe harbor provisions from liability provided by the Private Securities Litigation Reform Act of 1995. For a discussion of risks and uncertainties that could cause actual results to differ from those intended by any forward looking statement, see "Forward-Looking Information" in the Company's most recent Quarterly Reports on Form 10-Q and Annual report on Form 10-K as filed with the SEC.


                       MEMBERWORKS INCORPORATED
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)



                               Three months ended Twelve months ended
                                    June 30,            June 30,
                              ------------------- -------------------
                                 2003     2002      2003       2002
                              --------- --------- --------- ---------
                                   (Unaudited)         (Audited)

Revenues                      $ 119,185 $ 105,154 $ 456,881 $ 427,602

Expenses:
  Operating                      20,539    19,049    78,444    78,694
  Marketing                      72,213    62,641   280,673   248,974
  General and
   administrative                17,328    19,247    74,085    79,211
  Restructuring charge                -         -         -     6,893
  Amortization of
   intangible assets                318       395     1,393     1,941
                              --------- --------- --------- ---------
Total expenses                  110,398   101,332   434,595   415,713
                              --------- --------- --------- ---------

Operating income                  8,787     3,822    22,286    11,889
Settlement of investment
 related litigation                   -         -    19,148         -
(Loss) gain on sale of
 subsidiary                           -         -      (959)   65,608
Net loss on investment                -    (2,289)     (206)  (33,628)
Other income (expense), net         (51)      (44)      326      (401)
                              --------- --------- --------- ---------

Income before minority
 interest                         8,736     1,489    40,595    43,468
Minority interest                     -         -         -       450
                              --------- --------- --------- ---------
Income before income taxes        8,736     1,489    40,595    43,918
Income tax (provision) benefit
 for income taxes                (3,495)      743   (16,239)        -
                              --------- --------- --------- ---------
Income before cumulative
 effect of accounting change      5,241     2,232    24,356    43,918
Cumulative effect of
 accounting change                    -         -         -    (5,907)
                              --------- --------- --------- ---------
Net income                    $   5,241 $   2,232 $  24,356 $  38,011
                              ========= ========= ========= =========

Diluted earnings per share:
 Income before cumulative
  effect of accounting
   change                     $    0.41 $    0.16 $    1.84 $    2.95
 Cumulative effect of
  accounting change                   -         -         -     (0.40)
                              --------- --------- --------- ---------
 Diluted earnings per share   $    0.41 $    0.16 $    1.84 $    2.55
                              ========= ========= ========= =========

Diluted shares used in
 earnings per share
 calculation                     12,801    14,067    13,233    14,909
                              ========= ========= ========= =========



                       MEMBERWORKS INCORPORATED
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)


                               Three months ended Twelve months ended
                                    June 30,            June 30,
                              ------------------- -------------------
                                2003       2002      2003      2002
                              --------- --------- --------- ---------
                                   (Unaudited)         (Audited)

Operating Activities
 Net income                   $   5,241 $   2,232 $  24,356 $  38,011
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
   Revenues before deferral      99,558   100,242   417,878   410,486
   Marketing costs before
    deferral                    (51,119)  (51,471) (229,262) (233,936)
   Revenues recognized         (119,185) (105,154) (456,881) (427,602)
   Marketing costs expensed      72,213    62,641   280,673   248,974
   Depreciation and
    amortization                  2,970     3,382    12,120    13,252
   Tax benefit from employee
    stock plans                     318         -     9,100         -
   Deferred income taxes          2,439         -     6,026         -
   Gain on settlement                 -         -   (19,148)        -
   Net loss (gain) on sale of
    subsidiary                        -         -       959   (65,608)
   Net loss on investment             -     2,289       206    33,628
   Restructuring and other
    charges                           -         -         -     1,585
   Minority interest                  -         -         -      (450)
   Cumulative effect of
    accounting change                 -         -         -     5,907
   Other                            874       718     2,483     2,605
   Net change in assets and
    liabilities                   3,488    (2,259)   (2,928)   (5,146)
                              --------- --------- --------- ---------
Net cash provided by operating
 activities                      16,797    12,620    45,582    21,706
                              --------- --------- --------- ---------

Investing Activities
   Acquisition of fixed assets   (1,364)   (1,342)   (5,463)   (5,761)
   Other investments                  -         -      (500)        -
   Settlement of investment
    related litigation                -         -    19,148         -
   (Purchase price
    adjustments) proceeds from
    sale of subsidiary, net of
    cash sold                         -         -      (750)   45,997
                              --------- --------- --------- ---------
Net cash (used in)
 provided by investing
 activities                      (1,364)   (1,342)   12,435    40,236
                              --------- --------- --------- ---------

Financing Activities
   Net proceeds from issuance
    of stock                        873       210     4,050     1,515
   Treasury stock purchases     (11,891)   (8,339)  (37,214)  (34,301)
   Payments of long-term
    obligations                     (50)     (198)   (1,051)     (718)
                              --------- --------- --------- ---------
Net cash used in financing
 activities                     (11,068)   (8,327)  (34,215)  (33,504)
                              --------- --------- --------- ---------
Effect of exchange rate
 changes on cash and cash
 equivalents                        (52)      240         5        11
                              --------- --------- --------- ---------
Net increase in cash and
 cash equivalents                 4,313     3,191    23,807    28,449
Cash and cash equivalents
 at beginning of period          70,679    47,994    51,185    22,736
                              --------- --------- --------- ---------
Cash and cash equivalents
 at end of period             $  74,992 $  51,185 $  74,992 $  51,185
                              ========= ========= ========= =========




                       MEMBERWORKS INCORPORATED
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                               June 30,  June 30,
                                 2003      2002
                              --------- ---------
                                   (Audited)
Assets
Current assets:
   Cash and cash equivalents  $  74,992 $  51,185
   Marketable securities              -       912
   Accounts receivable            8,713     9,831
   Other current assets           9,767     6,386
   Membership solicitation and
    other deferred costs         77,883   129,085
                              --------- ---------
Total current assets            171,355   197,399
Fixed assets, net                24,969    31,420
Goodwill                         42,039    42,039
Intangible and other assets,
 net                             10,142     9,959
                              --------- ---------
Total assets                  $ 248,505 $ 280,817
                              ========= =========

Liabilities and Shareholders'
 Deficit
Current liabilities:
   Current maturities of
    long-term obligations     $     244 $   1,070
   Accounts payable and
    accrued liabilities          91,749    90,478
   Deferred membership fees     167,643   206,272
   Deferred income taxes            879         -
                              --------- ---------
Total current liabilities       260,515   297,820
Deferred income taxes             5,145         -
Long-term liabilities             3,128     3,627
                              --------- ---------
Total liabilities               268,788   301,447

Shareholders' deficit:
   Common stock; $0.01 par
    value 40,000 shares
    authorized; 17,847 issued
    (17,493 at June 30, 2002)       178       175
   Capital in excess of par
    value                       122,425   109,254
   Accumulated deficit          (17,829)  (42,185)
   Accumulated other
    comprehensive loss             (469)     (373)
   Treasury stock, 6,126
    shares at cost (4,139
    shares at June 30, 2002)   (124,588)  (87,501)
                              --------- ---------
Total shareholders' deficit     (20,283)  (20,630)
                              --------- ---------
Total liabilities and
 shareholders' deficit        $ 248,505 $ 280,817
                              ========= =========



KEY STATISTICS
                              June 2003 March 2003 June 2002
                              --------- --------- ---------
New Annual Member Statistics:
Average first year annual
 price point                  $     112 $     111 $      96
Average first year costs      $      84 $      97 $      93
Average first year margin            25%       13%        3%

Renewal Annual Member
 Statistics:
Annual renewal revenue as a
 percentage of total reported
 revenue                             45%       48%       47%
Annual renewal revenues before
 deferral as a percentage of
 revenues before deferral            45%       41%       51%

Monthly Member Statistics:
Monthly revenue (in thousands)$  22,977 $  20,100 $  15,100
Average monthly price point   $   10.22 $   10.14 $    9.33
Average monthly marketing
 margins                             13%       20%       28%
Average monthly member base     739,000   664,000   538,000


Marketing costs before
 deferral as a percent of
 revenues before deferral            51%       58%       51%




                       MEMBERWORKS INCORPORATED
                RECONCILIATION OF NON-GAAP INFORMATION
                            (In thousands)

                              Three months ended  Twelve months ended
                                    June 30,            June 30,
                              ------------------- -------------------
                                 2003      2002      2003      2002
                              --------- --------- --------- ---------
                                  (Unaudited)         (Unaudited)
Reconciliation of Operating
 Cash Flow before Changes in
 Assets and Liabilities:
Operating cash flow before
 changes in assets and
 liabilities                  $  13,309 $  14,879 $  48,510 $  26,852
Changes in assets and
 liabilities                      3,488    (2,259)   (2,928)   (5,146)
                              --------- --------- --------- ---------
Net cash (used in) provided by
 operating activities         $  16,797 $  12,620 $  45,582 $  21,706
                              ========= ========= ========= =========

Reconciliation of Revenues
 before Deferral:
Revenues before deferral      $  99,558 $ 100,242 $ 417,878 $ 410,486
Deferred membership fees at
 beginning of period            187,011   210,993   206,272   243,024
Deferred membership fees at
 end of period                 (167,643) (206,272) (167,643) (206,272)
Sale of iPlace, Inc.                  -         -         -   (19,784)
Effect of changes in foreign
 exchange rates                     259       191       374       148
                              --------- --------- --------- ---------
Revenues reported             $ 119,185 $ 105,154 $ 456,881 $ 427,602
                              ========= ========= ========= =========

Reconciliation of Marketing
 Costs before Deferral:
Marketing costs before
 deferral                     $  51,119 $  51,471 $ 229,262 $ 233,936
Membership solicitation and
 other deferred costs at
 beginning of period             98,808   140,131   129,085   154,059
Membership solicitation and
 other deferred costs at end
 of period                      (77,883) (129,085)  (77,883) (129,085)
Sale of iPlace, Inc.                  -         -         -   (10,003)
Effect of changes in foreign
 exchange rates                     169       124       209        67
                              --------- --------- --------- ---------
Marketing expenses reported   $  72,213 $  62,641 $ 280,673 $ 248,974
                              ========= ========= ========= =========


    The Company believes that Revenues before Deferral, Marketing Costs before Deferral and Operating Cash Flow before Changes in Assets and Liabilities are important measures of evaluating the operating performance of its business. Management believes that these measures are indicators of the Company's performance during the current reporting period because they represent the actual membership fees billed during the current reporting period less an allowance for cancellations, the actual marketing costs incurred during the period, and the actual cash flow generated in the period, excluding the timing of cash payments and receipts. These measures are used by management and by the Company's investors. These measures are not a substitute for, or superior to, Revenue, Marketing Expense and Net Cash provided by Operating Activities prepared in accordance with generally accepted accounting principles.


    CONTACTS: MemberWorks Incorporated
              James B. Duffy, 203-324-7635
                 or
              Sapphire Investor Relations, LLC
              Erica Mannion, 415-399-9345